SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report
January 25, 2008
(Date of earliest event reported)
Torch Energy Royalty Trust
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-1247 (Commission File Number)	74-6411424 (I.R.S. Employer Identification Number)
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
(Address of principal executive offices, including zip code)
302/636-6016
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
     As previously disclosed on Form 8-K filed on December 21, 2007 and on Schedule 14C filed on January 7, 2008 (Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 (“Information Statement”)), pursuant to Section 8.02 of the Torch Energy Royalty Trust (“Trust”) Agreement of the Trust (“Trust Agreement”), Trust Venture Company, LLC has caused a meeting of Unitholders to be called on January 29, 2008 to consider and vote upon a proposal to terminate the Trust in accordance with the applicable provisions of the Trust Agreement. Unitholders are urged to read the Information Statement carefully and in its entirety.
     If the proposal to terminate the Trust receives more than 66 2/3% of the affirmative vote of the Unitholders at the special meeting to be held on January 29, 2008, the Trust will terminate and the Oil and Gas Purchase Contract (the “Purchase Contract”) dated as of October 1, 1993, by and between Torch Energy Marketing, Inc. (along with its successors and permitted assigns, “TEMI”), TRC and Velasco, by its terms, terminates upon the termination of the Trust. Notwithstanding the termination of the Purchase Contract, the Net Profit Interests (“NPI”) will continue to burden the Trust’s wells. The Trust continues to believe that the conveyance documents creating the NPI do not directly address whether the NPI will continue to be calculated as if the Purchase Contract and Sharing Price (defined below) were still in effect, regardless of what proceeds may actually be received by sales of oil and gas associated with the Trust’s wells. However, there can be no assurances that the NPI will not have to continue to be calculated as if the Purchase Contract and Sharing Price were still in effect. One or more parties may seek to clarify, challenge or otherwise object to the method of calculating the NPI prior to or after termination of the Trust. Furthermore, there can be no assurance as to the amount that will be ultimately distributed to Unitholders following a sale of the remaining NPIs or that the Trust will be able to effectively market the NPI’s for sale. Such distributions may be below the current market price of the Units.
     Under the Purchase Contract, TEMI is obligated to purchase all net production attributable to the Underlying Properties for an index price for oil and gas (“Index Price”), less certain gathering, treating and transportation charges, which are calculated monthly. The Index Price equals the average spot market prices of oil and gas at the four locations where TEMI sells production. The Purchase Contract also provides that TEMI pay a minimum price (“Minimum Price”) for gas production. The Minimum Price is adjusted annually for inflation and was $1.80, $1.77 and $1.73 per MMBtu for 2006, 2005 and 2004, respectively. When TEMI pays a purchase price based on the Minimum Price it receives price credits equal to the difference between the Index Price and the Minimum Price, which it is entitled to deduct in determining the purchase price when the Index Price for gas exceeds the Minimum Price. As of September 30, 2007, TEMI had no outstanding price credits and no price credits were deducted in calculating the purchase price related to distributions during the three years ended December 31, 2006 and the nine months ended September 30, 2007. In addition, if the Index Price for gas exceeds the sharing price, which is adjusted annually for inflation (“Sharing Price”), TEMI is entitled to deduct 50% of such excess in determining the purchase price. The Sharing Price was $2.22, $2.18 and $2.13 per MMBtu in 2006, 2005 and 2004, respectively. Such price sharing arrangement reduced net proceeds to the Trust during the years ended December 31, 2006, 2005 and 2004 and the nine months ended September 30, 2007 by $11.1 million, $8.9 million, $6.8 million and $5.6 million, respectively.
     Unitholders are again urged to read the Information Statement carefully and in its entirety.
     The information in this report is being furnished pursuant to Item 8.01 “Other Events”, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCH ENERGY ROYALTY TRUST By: Wilmington Trust Company, not in its individual capacity but solely as Trustee for the Trust

Date: January 25, 2008	By:	/s/ Bruce L. Bisson
Bruce L. Bisson
Vice President
(The Trust has no employees, directors or executive officers.)